Exhibit 4.82

Supplemental Agreement to Exclusive Technology Consulting and Management Services Agreement

This Supplemental Agreement to Exclusive Technology Consulting and Management Services Agreement (the “Agreement”) is entered into as of April 18, 2022 (the “Execution Date”), by and between the following parties:

Party A: Beijing Momo Technology Co., Ltd.

Registered Address: Room 222002, Floor 20th, Building No.6, Yard No.1, Futongdong Avenue, Chaoyang District, Beijing

Legal Representative: Yan TANG

Party B: Beijing Momo Information Technology Co., Ltd.

Registered Address: Room 232005, Floor 20th, Building No.6, Yard No.1, Futongdong Avenue, Chaoyang District, Beijing

Legal Representative: Yan TANG

The entities mentioned above shall be collectively referred to as the “Parties”, and individually as a “Party”.

WHEREAS, the Parties entered into an Exclusive Technology Consulting and Management Services Agreement on April 18, 2012 (the “Original Agreement”);

WHEREAS, pursuant to Article 6.1 of the Original Agreement, the term of the Original Agreement will be ten (10) years unless early terminated by Party B, and upon request from Party B, the Parties may extend the term of the Original Agreement prior to its expiration or enter into a separate exclusive technology consulting and management services agreement, each as requested by Party B;

WHEREAS, the Parties wish to enter into this Agreement to extend the term and amend certain provisions of the Original Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

1.	The Article 6.1 of the Original Agreement shall be removed and replaced with the following provisions:

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This Agreement shall become effective upon execution by each of the Parties on the date first written above. The term of this Agreement will be ten (10) years unless early terminated by Party B. If no objection from Party B, the term of this Agreement shall be renewed and extended automatically by ten (10) years on the expiry of the initial ten (10) years term and on the expiry of every successive period of ten (10) years thereafter.

2.	The Article 1 of Schedule II of the Original Agreement shall be removed and replaced with the following provisions:

The calculation methodology and payment arrangement of the service fee under the Agreement shall be agreed by the Parties separately.

3.

No other terms of the Original Agreement shall be amended or modified other than as set forth herein and the Original Agreement shall continue in full force and effect. Capitalized terms not expressly defined herein shall have the same meaning ascribed to them in the Original Agreement unless otherwise specified in this Agreement.

4.

Article 4 (Intellectual Properties and Confidentiality), Article 8 (Governing Law and Dispute Resolution), Article 11 (Severability), and Article 12 (Amendment and Supplement) of the Original Agreement are hereby incorporated into this Agreement, mutatis mutandis.

*Signature pages to follow*

IN WITNESS WHEREOF, the undersigned have executed this Supplemental Agreement to Exclusive Technology Consulting and Management Services Agreement on the date and year first above written.

Beijing Momo Technology Co., Ltd. (Seal)

By:	/s/ Yan TANG

Beijing Momo Information Technology Co., Ltd. (Seal)

By:	/s/ Yan TANG

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